COMPANY REACHES AGREEMENT FOR SALE OF APARTMENT PORTFOLIO FOR $266.5 MILLION

BOARD OF TRUSTEES CONCURRENTLY APPROVES PLAN OF VOLUNTARY LIQUIDATION

HACKENSACK, NJ, January 15, 2020 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Trust”) announced today that the Board of Trustees (the “Board”) has reached a definitive agreement to sell 100% of seven apartment properties (the “Apartment Portfolio”) for an aggregate purchase price of $266.5 million to an affiliate of Kushner Companies (the “Purchaser”), subject to certain adjustments, including reductions for the amount of certain mortgage loans assumed by the Purchaser. The Apartment Portfolio is comprised of the following seven apartment properties:

Property	Location	FREIT Ownership	Units
Berdan Court	Wayne, NJ	100%	176
Regency Club	Middletown, NY	100%	132
Steuben Arms	River Edge, NJ	100%	100
Westwood Hills	Westwood Hills, NJ	40%	210
Pierre Towers	Hackensack, NJ	65%	266
Boulders	Rockaway, NJ	100%	129
Station Place	Red Bank, NJ	100%	45

After taking into account the Trust’s 40% ownership interest in Westwood Hills and 65% ownership interest in Pierre Towers, the sale of all seven apartment properties would result in approximately $208.3 million in total cash consideration paid to the Trust (subject to adjustments).

The definitive purchase and sale agreement provides the Purchaser with a specified period of time to facilitate the assumption of the mortgage loans on the Pierre Towers and Berdan Court properties. Either or both of the Pierre Towers and Berdan Court properties may be removed from the Apartment Portfolio if the Purchaser does not reach an agreement with the respective lender to assume the associated mortgage loan on or prior to February 28, 2020, in which case the total purchase price will be reduced by the predetermined allocated value of such property or properties. In addition, if the ownership structure of Pierre Towers is not converted into a tenancy-in-common on or prior to February 28, 2020, then the Pierre Towers property will be excluded from the Apartment Portfolio, and the purchase price will be reduced by the predetermined allocated value of such property. Of the $266.5 million aggregate purchase price, $80.5 million is allocated to Pierre Towers, and $42.0 million is allocated to Berdan Court.

The closing of the sale of the Apartment Portfolio is subject to customary conditions, including the receipt of the approval of the Trust’s shareholders, and is expected to occur in the second calendar quarter of 2020. There is no financing or due diligence contingency.

Concurrent with the execution of the purchase and sale agreement for the sale of the Apartment Portfolio, the Board approved a plan of voluntary liquidation, which provides for the voluntary dissolution, termination and liquidation of the Trust by the sale, conveyance, transfer or disposition of all of the Trust’s remaining assets. The plan of voluntary liquidation is subject to the approval of the Trust’s shareholders and the consummation of the Apartment Portfolio sale.

The sale of the Apartment Portfolio is the first step toward winding down and liquidating the Trust as contemplated in the plan of voluntary liquidation. The Trust intends to return net proceeds from this sale and other asset sales to its shareholders when appropriate (in the Board’s discretion), subject to payment of (and the creation of reserves for) the Trust’s liabilities and obligations and the payment of expenses. The Trust has estimated that the net proceeds that will be distributed to the Trust’s shareholders over time in connection with the plan of voluntary liquidation, taking into account estimated transaction expenses and payment of liabilities, will be in the range of $25.64 per share to $31.71 per share, which includes the net proceeds to be realized by the Trust from the sale of the Apartment Portfolio.  This estimate of the aggregate net proceeds to be distributed is subject to certain assumptions and other estimates, which will be more fully described in the Trust’s proxy statement to be utilized in connection with a meeting of the Trust’s shareholders to be convened to approve the sale of the Apartment Portfolio and plan of voluntary liquidation.  These assumptions and estimates may not prove to be accurate, which could cause the actual distributions to be less or more than this estimated range.  In addition, the timing of the sales of the Trust’s assets and distributions is uncertain.

The Board, following the recommendation of the Special Committee of the Board, unanimously approved the sale of the Apartment Portfolio pursuant to the purchase and sale agreement and the plan of voluntary liquidation, and the Trust plans to convene a meeting of its shareholders to approve the sale of the Apartment Portfolio and the plan of voluntary liquidation. The purchase and sale agreement and the sale of the Apartment Portfolio, and the plan of voluntary liquidation, will be more fully described in the Trust’s proxy statement to be utilized in connection with the meeting of the Trust’s shareholders to approve the same.

“The Special Committee has diligently explored various strategic alternatives. In our judgment, a plan of voluntary liquidation concurrent with the sale of the Apartment Portfolio best positions the Trust to maximize shareholder value,” stated Justin F. Meng, Chairman of the Board’s Special Committee.

“FREIT has nearly six decades of distinguished history,” stated Robert S. Hekemian, Jr., Chief Executive Officer. “We look forward to punctuating it by returning capital to shareholders in a favorable real estate environment.”

“The Special Committee conducted a comprehensive review of strategic alternatives,” stated Ronald J. Artinian, Chairman of the Board. “We look forward to sharing additional details on the transaction and plan of voluntary liquidation in the associated proxy statement.”

HFF Securities LP, a JLL Company, acted as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal advisor to the Special Committee, in each case for both the Apartment Portfolio sale and plan of voluntary liquidation.

Additional Information and Where to Find It

This press release relates to the proposed sale of assets by FREIT and proposed liquidation and dissolution of FREIT, and may be deemed to be solicitation material in respect of the proposed transaction and proposed liquidation and dissolution. In connection with the proposed transaction and proposed liquidation and dissolution, FREIT will file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), as well as other relevant materials. This press release is not a substitute for the Proxy Statement or for any other document that FREIT has filed or may file with the SEC or send to FREIT’s shareholders in connection with the proposed transaction and proposed liquidation and dissolution. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF FREIT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, PROPOSED LIQUIDATION AND DISSOLUTION, AND RELATED MATTERS. Investors and shareholders will be able to obtain copies of the Proxy Statement and other documents filed by FREIT with the SEC, free of charge, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by FREIT with the SEC will also be available, free of charge, on the investor relations page of FREIT’s website at www.freitnj.com. FREIT and its Trustees and executive officers may be considered participants in the solicitation of proxies from FREIT’s shareholders with respect to the proposed transaction and proposed liquidation and dissolution under the rules of the SEC. Information about the Trustees and executive officers of FREIT will be set forth in FREIT’s annual report on Form 10-K for the fiscal year ended October 31, 2019, which will be filed with the SEC, FREIT’s proxy statement for its 2019 annual meeting of shareholders, which was filed with the SEC on February 28, 2019, and in other documents filed with the SEC. Additional information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; FREIT’s ability to satisfy the conditions to closing and complete the proposed transaction; FREIT’s dependence upon its external manager to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real estate-related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of FREIT’s properties, potential illiquidity of FREIT’s remaining real estate investments, condemnations, and potential damage from natural disasters); the financial performance of FREIT’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect FREIT and its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with FREIT’s failure to maintain status as a REIT under the Internal Revenue Code of 1986, as amended; and other additional risks discussed in FREIT’s annual report on Form 10-K for the fiscal year ended October 31, 2018 and FREIT’s annual report on Form 10-K for the fiscal year ended October 31, 2019, which will be filed with the SEC. FREIT expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties extends from New York to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

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